Exhibit 10.11

September 29, 2018

John M. Vittoria

18 Powderhorn Road

Patterson, NY 12563

Dear John:

On behalf of Harmony Biosciences, LLC (“Harmony Biosciences,” “Harmony” or the “Company”), I am pleased to extend an offer of employment with the Company as Chief Financial Officer (CFO). Except for business travel on behalf of the Company, you will work primarily out of the Company’s Plymouth Meeting headquarters office and such other Company venues from time-to-time as business needs dictate. This position will report to the Chief Executive Officer (CEO).

Your start date will be mutually determined but we anticipate it to be on or around November 12, 2018 (the “Start Date”). We are excited about you joining our team at Harmony and hope you will accept our offer to join us in executing our growth plans for the Company.

The terms of your employment offer are outlined below:

•	Bi-monthly base pay of $12,500 which, when annualized, is equivalent to a base salary of $300,000 per year.

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Participation (pro-rated for the calendar year in which your actual start date occurs) in the Harmony Biosciences, LLC Performance Bonus Plan at up to forty percent (40%) of your base salary based on Company and individual achievement. Your bonus will be based on your performance meeting established individual goals and objectives to support the growth strategy of the Company, as well as the Company’s overall performance.

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Equity in the Company’s parent company, Harmony Biosciences II, Inc. (“Parent”) in the amount of 400,000 stock options for Parent common stock with an exercise price equal to the greater of $1.00 and the fair market value per share of common stock as of your start date, to be determined by the Parent’s Board of Directors or its Compensation Committee, if applicable.

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In consideration for your relocation from New York to the Philadelphia area to accept this role, the Company will pay you a one-time lump sum payment of $45,000 (subject to customary tax withholdings, as applicable) (the “Relocation Payment”), payable on or

Harmony Biosciences, LLC 630 W. Germantown Pike, Suite 215, Plymouth Meeting, PA 19462

before the November 30, 2018 payroll, provided that, you shall be required to pay back to the Company an amount equal to the Relocation Payment in the event you voluntarily terminate your employment prior to the one-year anniversary of the Start Date.

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If your employment is terminated by Company without legal cause, the Company shall (i) pay to you an aggregate amount equal to your annual base salary within thirty (30) days after the date of termination (subject to customary tax withholdings, as applicable), and (ii) for the twelve (12) month period following the date of termination (the “Coverage Period”), reimburse you for the Company’s share of premiums for the continuation of health coverage (on a basis consistent with your elections as of immediately prior to the termination date) under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), for you and your eligible dependents, provided however, Harmony can in its sole discretion, pay directly to you the Company’s share of premiums in a single lump sum payment for the entire Coverage Period.

•	As a full-time Company employee, you will accrue paid vacation and sick leave. Vacation will accrue at a rate of 1.25 days per month, or 15 days per year.

•	As a full-time employee of the Company, except as expressly provided for above, you are eligible to participate in the provided Harmony Biosciences, LLC Employee Benefit Plans.

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This offer is contingent upon successful completion of Harmony’s pre-employment process, including background verification and drug testing. By signing and returning a copy of this offer letter to me, you expressly consent to such background verification (including dates of employment and previous employer salary) and other pre-employment processes. In addition, you will be required to sign a non-competition and confidentiality agreement.

You will devote all of your time and attention to the Company (including, but not limited to, its business, operations and success) and shall not compete with the Company in any way during your employment.

This offer of employment, if not previously accepted by you, will expire ten (10) days after the date first set forth above. This offer of employment does not represent an employment contract. Just as you retain the right to resign, with or without notice or cause, Harmony Biosciences has the same right with respect to termination of your employment. You will be an employee-at-will, and your employment is for no definite term, regardless of any other oral or written statement by any Harmony Biosciences officer or representative, with the exception of an express written employment contract signed by the President or CEO of the Company. Notwithstanding anything in this offer of employment to the contrary, if your actual start date does not occur on or prior to December 12, 2018, this offer of employment will be null and void in its entirety (even if previously accepted by you).

Harmony Biosciences, LLC 630 W. Germantown Pike, Suite 215, Plymouth Meeting, PA 19462

If you understand and accept these terms, please sign and return one copy of this offer letter to me. We would love to have you join Harmony Biosciences and be a part of building a great company. Should you have any questions regarding this offer, please feel free to contact me at (847) 715-0597.

Sincerely,

Andrew Serafin

SVP—Business Affairs & Human Resources

Agreed to and Accepted by:

9/30/2018 11:52:37 AM EDT
John M. Vittoria	Date

Harmony Biosciences, LLC 630 W. Germantown Pike, Suite 215, Plymouth Meeting, PA 19462